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              EXHIBIT 11.1-COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)

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
                                                                                Three Months Ended            Six Months Ended
                                                                                       June 30                      June 30
                                                                                  1999         1998           1999          1998
                                                                                  ----         -----          ----          -----
Income applicable to common shares:

Net Income (Loss)                                                               $   471       $  (817)       $   926       $  (823)
                                                                                -------       -------        -------       -------
          Income (Loss) applicable to common shares                             $   471       $  (817)       $   926       $  (823)
                                                                                =======       =======        =======       ========

Weighted average number of common shares outstanding                              7,350         7,289          7,344         7,289


          Weighted average common shares                                          7,350         7,289          7,344         7,289
                                                                                =======       =======        =======       ========



Income (Loss) per common share                                                  $  0.06        $(0.11)       $  0.13        $(0.11)
                                                                                =======        =======       =======       ========


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